EXHIBIT 99.2

Director Independence Standards
Adopted by the Board of Directors
of
Affiliated Computer Services, Inc.

As restated February 3, 2004

Only directors who the Board of Directors has affirmatively determined have no material relationship (whether directly or indirectly, including but not limited to, as a partner, shareholder or officer of an organization that has a relationship with the Company) with the Company will be considered independent. The following guidelines have been established to assist in the Board of Directors in its determination of director independence. For the purposes of these standards, the term “Company” means Affiliated Computer Services, Inc. and its direct and indirect subsidiaries.

No director will be considered independent if, within the last three years prior to the date of determination, the director of any of such director’s immediate family:

(a)	was employed (if a director) or was employed as an executive officer (if a member of director’s immediate family) by the Company; provided that a director’s employment as an interim Chairman or Chief Executive Officer shall not disqualify such director from being considered independent following that employment; or

(b)	received, more than $100,000 in any year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided that compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by a director’s immediate family member for service as a non-executive employee will not be considered; or

(c)	was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company; or

(d)	was employed as an executive officer of another company where any of the Company’s present executive officers serves on such other company’s compensation committee; or

(e)	is an executive officer or an employee (if a director) or is an executive officer (if a member of director’s immediate family) of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

(f)	is affiliated with a charitable organization that receives substantial charitable contributions from the Company.